Exhibit 10.1

VIA EMAIL: eadams@inmedpharma.com

11 July 2022

Eric A. Adams

1643 Haywood Ave.

West Vancouver, BC V7V1W6

Dear Mr. Adams:

Re: Agreement to Wages

Further to our discussions, I write to outline a particular amendment to your Employment Agreement dated 1 March 2021 (“Employment Agreement”) and as amended from time to time. In particular, we propose the following amendment:

The effective date of this amendment will be 15 July 2022 (the “Effective Date”).

Your base salary will be reduced by to C$345,600.

You will be provided with a signing bonus in the amount of C$20, less statutory deductions, in return for accepting the terms set out in this letter. You voluntarily agree and accept this amendment, and hereby release InMed of any liability resulting from any changes, including but not limited to liability for constructive dismissal.

Apart from this amendment, all other terms and conditions of employment will remain the same. This amendment will cease upon future notification by the Company, at which time the terms and conditions of your employment that were in place immediately prior to the Effective Date will be restored.

Please consider and review this amendment and confirm your acceptance by returning a signed copy of this letter on or before 15 July 2022. In the meantime, if you have any questions or concerns, please contact Brenda Edwards at 1.604.669.7207.

InMed Pharmaceuticals Inc. #310-815 West Hastings St., Vancouver, BC, Canada, V6C-1B4

www.inmedpharma.com Tel. 604.669.7207 Fax. 778.945.6800

Sincerely,

/s/ William Garner
William Garner, MD
Chairman, InMed Pharmaceuticals Inc.

* * *

EMPLOYEE ACCEPTANCE

I have read and understood the contractual amendment outlined above, and I hereby confirm my voluntary acceptance.

/s/ Eric A. Adams
Eric A. Adams

InMed Pharmaceuticals Inc. #310-815 West Hastings St., Vancouver, BC, Canada, V6C-1B4

www.inmedpharma.com Tel. 604.669.7207 Fax. 778.945.6800